Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2023

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 31, 2023 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2023 results: The Company’s revenues in the third quarter 2023 were $74.9 million, compared to $66.5 million in the third quarter 2022, an increase of $8.4 million, or 12.7%. For the first nine months 2023, the Company’s revenues were $215.6 million, compared to $177.9 million in the first nine months 2022, an increase of $37.8 million, or 21.2%. Lime and limestone revenues were $74.6 million in the third quarter 2023, compared to $65.7 million in the third quarter 2022, an increase of $8.9 million, or 13.5%. For the first nine months 2023, lime and limestone revenues were $214.8 million, compared to $175.6 million in the first nine months 2022, an increase of $39.2 million, or 22.3%. The increase in revenues in the third quarter 2023, compared to the third quarter 2022, resulted from increases in average selling prices for the Company’s lime and limestone products, partially offset by decreased sales volumes. The decrease in sales volumes was principally due to decreased demand from the Company’s construction, steel, and industrial customers, partially offset by increased demand from its environmental and roofing customers. The increase in revenues for the first nine months 2023, compared to the first nine months 2022, resulted from increases in average selling prices for the Company’s lime and limestone products on essentially flat sales volumes. Changes in sales volumes for the first nine months 2023, compared to the first nine months 2022, were principally due to increased demand from the Company’s environmental and oil and gas services customers, offset by decreased demand from its steel, industrial, and construction customers.

The Company’s gross profit was $28.2 million in the third quarter 2023, compared to $22.6 million in the third quarter 2022, an increase of $5.6 million, or 24.6%. The Company’s gross profit was $79.3 million in the first nine months 2023, compared to $53.5 million in the first nine months 2022, an increase of $25.7 million, or 48.1%. The Company’s lime and limestone gross profit was $28.2 million in the third quarter 2023, compared to $22.2 million in the third quarter 2022, an increase of $6.0 million, or 27.0%. The Company’s lime and limestone gross profit in the first nine months 2023 was $79.3 million, compared to $52.3 million in the first nine months 2022, an increase of $27.0 million, or 51.6%. The increases in gross profit in the third quarter and first nine months 2023, compared to the comparable 2022 periods, resulted primarily from the increased revenues discussed above, partially offset by increased production costs, principally from higher energy, parts and supplies, and labor costs.

Selling, general and administrative (“SG&A”) expenses were $4.4 million in the third quarter 2023, compared to $3.5 million in the third quarter 2022, an increase of $0.8 million, or 22.9%. SG&A expenses were $12.8 million in the first nine months 2023, compared to $11.0 million in the first nine months 2022, an increase of $1.8 million, or 16.3%. The increases in SG&A expenses in the 2023 periods were primarily due to increased personnel expenses.

Other (income) expense, net was $2.2 million and $5.5 million in the third quarter and first nine months 2023, respectively, compared to $0.5 million and $0.6 million in the third quarter and first nine months 2022, respectively. The increases of $1.7 million and $4.9 million in income, respectively, during the 2023 periods, compared to the comparable 2022 periods, were primarily due to higher interest rates earned on higher average balances of cash and cash equivalents.

The Company reported net income of $20.7 million ($3.63 per share diluted) and $57.5 million ($10.09 per share diluted) in the third quarter and first nine months 2023, respectively, compared to $15.7 million ($2.77 per share diluted) and $34.6 million ($6.10 per share diluted) in the third quarter and first nine months 2022, respectively, reflecting increases of $5.0 million, or 31.8%, and $22.9 million, or 66.2%, respectively.

“In the third quarter 2023, we continued to see reduced demand from our steel and industrial customers, in addition to reduced demand from our construction customers. Fortunately, we were able to offset some of the reduced demand in those markets with increased demand from our environmental and roofing customers. Looking ahead, we anticipate continued weak demand in some of our key markets as everyone deals with the impact from continuing inflation, higher interest rates, and increasingly uncertain geo-political situations,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on the Company’s common stock. This dividend is payable on December 15, 2023 to shareholders of record at the close of business on November 24, 2023.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of continuing inflation, higher interest rates, and increasingly uncertain geo-political situations that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
INCOME STATEMENTS

Revenues	$74,878	$66,457	$215,638	$177,858
Cost of revenues	46,723	43,867	136,360	124,320
Gross profit	$28,155	$22,590	$79,278	$53,538

Selling, general and administrative expenses	$4,355	$3,543	$12,826	$11,026
Operating profit	$23,800	$19,047	$66,452	$42,512

Other (income) expense, net	(2,197)	(514)	(5,529)	(625)
Income tax expense	5,264	3,835	14,432	8,505
Net income	$20,733	$15,726	$57,549	$34,632

Income per share of common stock:
Basic	$3.64	$2.77	$10.11	$6.11
Diluted	$3.63	$2.77	$10.09	$6.10
Weighted-average shares outstanding:
Basic	5,696	5,674	5,691	5,671
Diluted	5,712	5,680	5,705	5,679
Cash dividends per share of common stock	$0.20	$0.20	$0.60	$0.60

			September 30,	December 31,
			2023	2022
BALANCE SHEETS
Assets:
Current assets			$246,394	$189,990
Property, plant and equipment, net			172,061	171,970
Other non-current assets			5,600	5,812
Total assets			$424,055	$367,772
Liabilities and Stockholders’ Equity:
Current liabilities			$16,002	$15,537
Deferred tax liabilities, net			25,263	25,582
Other long-term liabilities			5,158	5,565
Stockholders’ equity			377,632	321,088
Total liabilities and stockholders’ equity			$424,055	$367,772

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